Exhibit 23.2

CONSENT OF KOST FORER GABBAY & KASSIERER, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-101553 and 333-107443 pertaining to the 2002 Stock Incentive Plan, 2002 Employee Stock Purchase Plan, 2000 Stock Incentive Plan, and 2003 Director Stock Option Plan of CEVA, Inc. (formerly ParthusCeva, Inc.) of our report dated January 21, 2003, with respect to the consolidated financial statements and financial statement schedule of CEVA, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2003.

/S/ KOST FORER GABBAY & KASSIERER

Kost Forer Gabbay & Kassierer (formerly Kost Forer & Gabbay)
A Member of Ernst & Young Global

Tel-Aviv, Israel

March 9, 2004